The information in this preliminary prospectus and accompanying prospectus is not complete and may be changed. This preliminary prospectus and the accompanying prospectus are not an offering to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-219773

Subject to completion, dated September 7, 2017

Prospectus Supplement

(To Prospectus Dated August 8, 2017)

$

Xerox Corporation

$                     % Senior Notes due

$                     % Senior Notes due

We are offering $                     aggregate principal amount of our                     % senior notes due                      (the “                     notes”) and $                     aggregate principal amount of our                     % senior notes due                      (the “                     notes”). The                      notes and the                      notes are collectively referred to herein as the “notes.”

The                      notes will mature on                      and the                      notes will mature on                     . We will pay interest on the notes on each                      and                     , commencing on                 , 2018. The interest rate payable on each series of notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the applicable series of notes as described in “Description of the Notes—Interest Rate Adjustment.”

We may redeem some or all of the notes at any time, and from time to time at the redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.” If a change of control purchase event occurs, we will be required to offer to purchase all of the notes from the holders at a price equal to 101% of the principal amount thereof.

The notes will be unsecured and will rank senior to all our existing and future subordinated debt and will rank equally in right of payment with our existing and future unsecured senior debt. The notes will be effectively subordinated to any of our secured debt. The notes will be structurally subordinated to the debt and all other obligations of our subsidiaries.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds, Before expenses, to us(1)
Per note		%		%		%
Total per note	$		$		$
Per note		%		%		%
Total per note	$		$		$
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2017

The notes will not be listed on any securities exchange. Currently, there are no public markets for the notes.

We expect that delivery of the notes will be made to purchasers in book-entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking société anonyme and Euroclear Bank, S.A./N.V., on or about                     , 2017.

Joint Book-Running Managers

BNP PARIBAS	BofA Merrill Lynch	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Mizuho Securities	MUFG

The date of this prospectus supplement is                     , 2017

Prospectus Supplement

Prospectus

In making your investment decision, you should rely on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in or incorporated by reference in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference” in this prospectus supplement.

In this prospectus supplement, except as otherwise indicated herein, references to “Xerox,” the “Company,” “we,” “us” or “our” refer to Xerox Corporation and its subsidiaries and, in the context of the notes, “Xerox,” the “Company,” “we,” “us” and “our” shall only refer to Xerox Corporation, the issuer of the notes.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC file number is 001-04471. You can read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1850

Washington, D.C. 20549

You can also obtain copies of these materials from this public reference room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents incorporated by reference into this prospectus may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and markets and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing (BPO) business; and other factors that are set forth in the “Risk Factors” section in this prospectus supplement and the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on 10-Q for the quarters ended March 31, 2017 and June 30, 2017, as filed with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. On April 20, 2017, Fujifilm publicly announced it had formed an independent investigation committee (IIC) to conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary. Fujifilm publicly announced that the IIC completed its review during the second quarter 2017 and identified additional adjustments from the amount initially disclosed by Fujifilm bringing the total aggregate adjustments to approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89). The increase in adjustments related to subsequent findings by the IIC in their investigation primarily related to misstatements at Fuji Xerox’s Australian subsidiary, as well as certain other adjustments. We determined that our cumulative share of the revised amount of total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. Based on our procedures, as well as those performed by Fuji Xerox and Fujifilm, we concluded that the cumulative correction of the misstatements in our historical financial statements would have had a material effect on our current year consolidated financial statements. Accordingly, we concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. The Fujifilm audited financial statements were issued in

Japan on July 31, 2017, and our review of this matter has been completed. However, at this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

To the extent we use proceeds from this offering to fund pension liabilities in excess of our planned 2017 contributions of $350 million, we would reduce our cash flows from operating activities guidance by a corresponding amount.

MARKET AND INDUSTRY DATA

Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus has been obtained from third party sources that we believe to be reliable. Market estimates are calculated by leveraging third-party forecasts from firms such as International Data Corporation and Infosource in conjunction with our assumptions about our markets. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and in the accompanying prospectus as well as those listed under “Forward Looking Statements” and “Risk Factors” in the documents enumerated under “Incorporation of Certain Documents by Reference” including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on 10-Q for the quarters ended March 31, 2017 and June 30, 2017, as filed with the SEC and under similarly captioned sections in future filings that we make with the SEC under the Exchange Act.

OFFERING SUMMARY

The following is a summary of some of the terms of this offering. For a more complete description of the terms of the notes, please refer to “Description of the Notes” in this prospectus supplement and “Description of the Debt Securities and Convertible Debt Securities” in the accompanying prospectus.

Issuer	Xerox Corporation.

Notes Offered	$ aggregate principal amount of % Senior Notes due .

$ aggregate principal amount of % Senior Notes due .

Maturity Date	notes: .

notes: .

Interest Rate	Subject to “—Interest Rate Adjustment” below, the notes will bear interest from at the rate of % per annum, payable semiannually in arrears.

Subject to “—Interest Rate Adjustment” below, the notes will bear interest from at the rate of % per annum, payable semiannually in arrears.

Interest Rate Adjustment	The interest rate payable on each series of notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the applicable series of notes. See “Description of the Notes—Interest Rate Adjustment.”

Interest Payment Dates	and of each year, commencing on , 2018.

Ranking	The notes are unsecured and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness.

The notes will be effectively subordinated to all of the secured indebtedness of Xerox Corporation (excluding its subsidiaries) which, as of June 30, 2017, was approximately $28.3 million. The notes will be structurally subordinated to all of the secured and unsecured indebtedness and other liabilities of our subsidiaries. As of June 30, 2017, our subsidiaries had approximately $3.9 billion of outstanding indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.

Optional Redemption	We may redeem some or all of the notes offered hereby at any time and from time to time prior to the date that is months prior to the maturity date of the notes and the date that is months prior to the maturity date of the notes, at 100% of their principal amount plus a make-whole premium, plus accrued and unpaid interest to the date of redemption.

In addition, if the notes are redeemed on or after (the date that is months prior to the maturity date of the notes), prior to the maturity date of the notes being redeemed, the redemption price will equal 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date. If the notes are redeemed on or after (the date that is months prior to the maturity date of the notes), prior to the maturity date of the notes being redeemed, the redemption price will equal 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control Repurchase Event	If we undergo a change of control and the ratings on the notes decline to non-investment grade ratings within a specified period of time after the occurrence of such change of control, we must give all holders of the notes the opportunity to sell to us their notes at 101% of their principal amount, plus accrued and unpaid interest to date of repurchase.

We might not be able to pay to you the required price for notes that you present to us upon a change of control repurchase event, because:

•	we might not have enough funds at that time; or

•	the terms of our debt instruments may prevent us from making such payment.

Certain Covenants	The indenture that will govern the notes contains covenants limiting our ability and our subsidiaries’ ability to:

•	create certain liens; and

•	consolidate or merge with, or convey, transfer or lease substantially all our assets to, another person.

These limitations will be subject to a number of important qualifications and exceptions. You should read “Description of the Debt Securities and Convertible Debt Securities—Provisions Applicable Only To Senior Debt Securities—Covenants” in the accompanying prospectus for a description of these covenants.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes which may include repayment of a portion of outstanding borrowings and the funding of pension liabilities. See “Use of Proceeds.”

Absence of Market	Each series of notes is a new issue of securities with no established trading market. We currently have no intention to apply to list the notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide assurance as to the development or liquidity of any market for the notes. See “Underwriting.”

Risk Factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on 10-Q for the quarters ended March 31, 2017 and June 30, 2017, as filed with the SEC for important information regarding us and an investment in the notes.

Further Issuances	We may create and issue further notes ranking equally with the notes of either series (other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such notes may be consolidated and form a single series with the notes of the applicable series offered hereby.

RISK FACTORS

You should carefully consider the risks described below, the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on 10-Q for the quarters ended March 31, 2017, and June 30, 2017, as filed with the SEC, and the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. The events discussed in the risk factors below, or the risk factors in the accompanying prospectus, may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading prices of our securities, including the notes, could decline and you might lose all or part of your investment.

Risks Related to the Notes

The notes will be structurally subordinated to all liabilities of our subsidiaries.

The notes are not entitled to the benefit of any guarantees and are thus structurally subordinated to indebtedness and other liabilities of our subsidiaries to the extent of the assets of such subsidiaries. For the six months ended June 30, 2017, before intercompany eliminations, our subsidiaries contributed $3.7 billion to our total revenues and held $10.4 billion of our total assets. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries would pay the holders of their debts, preferred equity interests and their trade creditors before they would be able to distribute any of their assets to us. In addition, our $1.8 billion credit facility, as amended to date (the “Credit Facility”) contains contingent future guarantee provisions whereby certain of our subsidiaries may become guarantors of our obligations under the Credit Facility. Our 6.750% Notes due 2039, our 4.500% Senior Notes due 2021, our Convertible Subordinated Debentures due April 21, 2018, our 3.800% Senior Notes due 2024, our 3.500% Senior Notes due 2020, our 2.750% Senior Notes due 2020, our 4.800% Senior Notes due 2035, and our 4.070% Senior Notes due 2022, do not, and the notes offered hereby will not, have the benefit of the contingent future guarantee provisions in our Credit Facility. As a result, if any such guarantee is executed, holders of the notes offered by this prospectus supplement would not receive the benefit of that guarantee and would be structurally subordinated to the lenders under our Credit Facility with respect to the assets of the subsidiaries providing a guarantee.

Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that Xerox has to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Collectively, the indentures governing our outstanding senior notes and certain of our financing agreements, including the Credit Facility, contain various covenants that limit the discretion of our management in operating our business and could prevent us from engaging in some beneficial activities. The notes offered by this prospectus supplement will not have the benefit of all of these covenants.

Our Credit Facility limits our ability to, among other things, issue debt and certain preferred stock, merge and create or permit to exist liens. In addition, the indenture governing our senior notes also limits our ability to enter into certain mergers and create or permit to exist certain liens.

A failure to comply with the covenants contained in our Credit Facility or our other existing indebtedness could result in an event of default under the Credit Facility or the other existing indebtedness, that, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our Credit Facility or our other indebtedness, the lenders thereunder would not be required to lend any additional amounts to us and:

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making debt service payments on the notes.

any of which could result in an event of default under the notes.

If the indebtedness under our Credit Facility or our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of the Notes.”

The notes are unsecured and are effectively subordinated to our secured indebtedness.

If Xerox becomes insolvent or is liquidated, or if payment under any of our secured debt obligations is accelerated, the secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of our senior notes that are unsecured or the notes offered under this prospectus supplement. As a result, the notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness or the amount of indebtedness secured by those assets. Therefore, the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. At June 30, 2017, the Company and its subsidiaries had $5.0 billion of debt on a consolidated basis, of which $29.0 million was secured debt.

Your right to receive payments on the notes could be adversely affected if any of our subsidiaries declares bankruptcy, liquidates or reorganizes.

In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. At June 30, 2017, our subsidiaries had approximately $3.9 billion of outstanding indebtedness and other liabilities, including trade payables but excluding intercompany liabilities. Our subsidiaries may incur substantial additional indebtedness.

We may not be able to purchase your notes upon a change of control repurchase event.

Upon the occurrence of specified “change of control repurchase events,” we will be required to offer to purchase each holder’s notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a change of control offer. The occurrence of a change of control could also constitute an event of default under any of our future debt agreements. See “Description of the Notes—Change of Control Repurchase Event.”

Our 6.750% Senior Notes due 2039, our 4.500% Senior Notes due 2021, our 3.800% Senior Notes due 2024, our 3.500% Senior Notes due 2020, our 2.750% Senior Notes due 2020, our 4.800% Senior Notes due 2035, and our 4.070% Senior Notes due 2022, have an identical change of control provision to that described for the notes offered hereby. Xerox may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem such notes. The occurrence of a change of control would also constitute an event of default under our Credit Facility and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we would seek to obtain waivers from the required lenders under our Credit Facility and our other indebtedness, but we may not be successful in obtaining such waivers. See “Description of the Notes—Change of Control Repurchase Event.”

Active trading markets may not develop for any series of the notes.

The notes of each series are new securities for which there currently are no established markets. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so and any market may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for any of the notes. See “Underwriting.”

USE OF PROCEEDS

The net proceeds of this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, are expected to be approximately $                    . We intend to use the net proceeds from this offering for general corporate purposes which may include repayment of a portion of outstanding borrowings and the funding of pension liabilities.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends of Xerox for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	2.31	1.96	2.18	2.65	2.72	2.46	2.45
Ratio of earnings to fixed charges and preferred stock dividends(1)	2.14	1.83	2.02	2.48	2.57	2.32	2.31

(1)	Refer to Exhibit 12 of our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, for the computation of these ratios.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered by this prospectus supplement supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the senior debt securities set forth under the caption “Description of the Debt Securities and Convertible Debt Securities” in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined have the meanings given to them in the accompanying prospectus.

We will issue $                     aggregate principal amount of                     % senior notes due                      (the “                     Notes”) and $                     aggregate principal amount of                     % senior notes due                      (the “                     Notes” and, together with the                      Notes, the “Notes”) under the indenture dated December 4, 2009 between us and The Bank of New York Mellon (the “Indenture”). Although for convenience the                      Notes and the                      Notes are referred to as the “Notes,” each will be issued as a separate series and will not together have any class voting or other rights. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture may be obtained from the Company. You can find definitions of certain capitalized terms used in this description under “Description of the Debt Securities and Convertible Debt Securities—Certain Definitions” in the accompanying prospectus. For purposes of this section, references to the “Company,” “we,” “us” and “our” include only Xerox Corporation and not its subsidiaries.

The Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company. The Notes will be effectively subordinated to all secured debt of the Company, structurally subordinated to the debt of the Company’s Subsidiaries and effectively subordinated to the other senior debt of the Company that has the benefit of certain provisions and covenants not applicable to the Notes.

The Company will issue the Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change the Paying Agent and Registrar without notice to holders of the Notes (the “Holders”). It is expected that the Company will pay principal and interest (and premium, if any) on the Notes at the Trustee’s corporate office by wire transfer, if book-entry at DTC, or check mailed to the registered address of Holders.

Principal, Maturity and Interest

                     Notes

The                      Notes will mature on                     . $                     in aggregate principal amount of the                      Notes will be issued in this offering. After their issue date, additional notes (“Additional                      Notes”) may be issued from time to time. The                      Notes and the Additional                      Notes that are actually issued will be treated as a single class for all purposes under the Indenture, including, without limitation, as to waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the                      Notes include any Additional                      Notes actually issued.

Interest on the                      Notes will accrue at the rate of                     % per annum and will be payable semiannually in arrears in cash on each                      and                     , commencing on                 , 2018, to the persons who are registered Holders at the close of business on the                      or                      immediately preceding the applicable interest payment date. Interest on the                      Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date. The interest rate payable on the                      Notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the                      Notes as described in “—Interest Rate Adjustment.”

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

                     Notes

The                      Notes will mature on                     . $                     in aggregate principal amount of the                      Notes will be issued in this offering. After their issue date, additional notes (“Additional                      Notes”) may be issued from time to time. The                      Notes and the Additional                      Notes that are actually issued will be treated as a single class for all purposes under the Indenture, including, without limitation, as to waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the                      Notes include any Additional                      Notes actually issued.

Interest on the                      Notes will accrue at the rate of                     % per annum and will be payable semiannually in arrears in cash on each                      and                     , commencing on                 , 2018, to the persons who are registered Holders at the close of business on the                      or                      immediately preceding the applicable interest payment date. Interest on the                      Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date. The interest rate payable on the                      Notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the                      Notes as described in “—Interest Rate Adjustment.”

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

The Company may at any time and from time to time prior to             (the date that is     months prior to the maturity date of the         Notes) and prior to             (the date that is     months prior to the maturity date of the         Notes), at its option, redeem the Notes of either series outstanding (in whole or in part) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on the Notes to be redeemed to the applicable redemption date, plus the applicable Make-Whole Premium (a “Note Redemption”). The Company shall give not less than 30 nor more than 60 days notice to such redemption.

In the event that the Company chooses to redeem less than all of the Notes of a series, selection of such Notes for redemption will be made by the Trustee either:

1. in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed; or

2. if such Notes are not so listed, by lot or on a pro rata basis or such other method which the Trustee deems appropriate.

If the         Notes are redeemed on or after             (the date that is     months prior to the maturity date of the         Notes), prior to the maturity date of the         Notes being redeemed, the redemption price will equal 100% of the aggregate principal amount of the         Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

If the         Notes are redeemed on or after             (the date that is     months prior to the maturity date of the         Notes), prior to the maturity date of the         Notes being redeemed, the redemption price will equal 100% of the aggregate principal amount of the         Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Comparable Treasury Issue” means, with respect to the Notes, the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker is given fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Make-Whole Premium” with respect to a Note means an amount equal to the excess of (a) the present value of the remaining interest, premium and principal payments due on such Note to its final maturity date computed using a discount rate equal to the Treasury Rate on such date plus                     % in the case of the                      Notes and                     % in the case of the                      Notes over (b) the outstanding principal amount of such Note.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Interest Rate Adjustment

The interest rate payable on each series of the Notes will be subject to adjustments from time to time if either Moody’s or S&P or, if either of Moody’s or S&P ceases to rate a series of the Notes or fails to make a rating of a series of the Notes publicly available, in each case for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected pursuant to the definition of “rating agencies” (a “substitute rating agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes of such series, in the manner described below.

If the rating assigned by Moody’s (or any substitute rating agency therefor) of a series of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on such series of the Notes will increase such that it will equal the interest rate payable on such series of the Notes on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—S&P Rating Percentage”):

Moody’s Rating* Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If the rating assigned by S&P (or any substitute rating agency therefor) of a series of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on such series of the Notes will increase such that it will equal the interest rate payable on such series of the Notes on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—Moody’s Rating Percentage”):

S&P Rating* Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on a series of the Notes has been increased and either Moody’s or S&P (or, in either case, a substitute rating agency therefor), as the case may be, subsequently upgrades its rating of such series of the Notes to any of the threshold ratings set forth above, the interest rate on such series of the Notes will be decreased such that the interest rate for such series of the Notes equals the interest rate payable on such series of the Notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any substitute rating agency therefor) subsequently upgrades its rating of a series of the Notes to Baa3 (or its equivalent, in the case of a substitute rating agency) or higher, and S&P (or any substitute rating agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on such series of the Notes will be decreased to the interest rate payable on such series of the Notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on such series of the Notes will be decreased so that it does not reflect any increase attributable to the upgrading rating agency). In addition, the interest rates on each series of the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if such series of the Notes becomes rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency therefor), respectively (or one of these ratings if such series of the Notes is only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for any series of the Notes be reduced to below the interest rate payable on such series of the Notes on the date of their initial issuance or (2) the total increase in the interest rate on any series of the Notes exceed 2.00% above the interest rate payable on such series of the Notes on the date of their initial issuance.

No adjustments in the interest rate of any series of the Notes shall be made solely as a result of a rating agency ceasing to provide a rating of such series of the Notes. If at any time Moody’s or S&P ceases to provide a rating of any series of the Notes, we will use our commercially reasonable efforts to obtain a rating of such series of the Notes from a substitute rating agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on such series of the Notes pursuant to the tables above (a) such substitute rating agency will be substituted for the last rating agency to provide a rating of such series of the Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on such series of the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on such series of the Notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency).

For so long as only one rating agency provides a rating of any series of the Notes, any subsequent increase or decrease in the interest rate of such series of the Notes necessitated by a reduction or increase in the rating by the rating agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as neither Moody’s nor S&P (nor, in either case, a substitute rating agency therefor) provides a rating of any series of the Notes, the interest rate on such series of the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on such series of the Notes on the date of their initial issuance.

Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If Moody’s or S&P (or, in either case, a substitute rating agency therefor) changes its rating of any series of the Notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to such series of the Notes described above relating to such rating agency’s action. If the interest rate payable on any series of the Notes is increased as described above, the term “interest,” as used with respect to such series of the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the Notes as described above, we will be required to make an offer to each Holder of Notes to repurchase all or any part (in minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will deliver a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the Notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

1. accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

2. deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

3. deliver or cause to be delivered to the trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by us.

The Paying Agent will promptly pay to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 and an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of Holders, the following definitions are applicable:

“below investment grade ratings event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control; or (2) public notice of the occurrence of a change of control or the intention by Xerox to effect a change of control, the Notes are rated below investment grade by each of the rating agencies. Notwithstanding the foregoing, a below investment grade ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“change of control” means the occurrence of one or more of the following events:

1. any “person,” including its affiliates and associates, other than the Company or its Subsidiaries, or any “group” files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the “beneficial owner” of 50% or more of the combined voting power of the Company’s Capital Stock or other Capital Stock into which the Company’s Common Stock is reclassified or changed, with certain exceptions having ordinary power to elect directors, or has the power to, directly or indirectly, elect managers, trustees or a majority of the members of the Company’s Board of Directors;

2. there shall be consummated any share exchange, consolidation or merger of the Company pursuant to which the Company’s Common Stock would be converted into cash, securities or other property, or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger;

3. the Company is dissolved or liquidated; or

4. the first day on which a majority of the Company’s Board of Directors are not Continuing Directors.

“change of control repurchase event” means the occurrence of both a change of control and a below investment grade ratings event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Ltd.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P or Fitch (or its equivalent under any successor rating categories of S&P and Fitch); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“rating agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Xerox and, thus, the removal of incumbent management. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the Notes. Restrictions on our ability to incur liens are contained in the covenants as described in the accompanying prospectus under “Description of the Debt Securities and Convertible Debt Securities—Provisions Applicable Only to Senior Debt Securities—Covenants—Limitation on Liens.”

We may not have sufficient funds to repurchase all the Notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the Notes by the terms of certain of our other indebtedness. See “Risk Factors—Risks Related to the Notes—We may not be able to purchase your notes upon a change of control repurchase event.”

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments or any offers to purchase with respect to the Notes. We may at any time and from time to time purchase Notes in the open market or otherwise.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material anticipated United States federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is limited to the tax consequences to those holders who acquired the notes in this offering at their initial offering price and hold such notes as capital assets. This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, common trust funds, controlled foreign corporations, passive foreign investment companies, dealers in securities or currencies, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not describe any tax consequences arising under United States federal gift and estate, Medicare contributions or other federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

Prospective purchasers of the notes are encouraged to consult their own tax advisors concerning the United States federal income, estate and gift tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of any state, local and non-U.S. income and other tax laws.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes that is for United States federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions, or if the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of the notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

If an entity taxed as a partnership for United States federal income tax purposes holds our notes, the United States federal income tax consequences of payments received by such partnership will in many cases be determined by reference to the status of a partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding our notes, you should consult your own tax advisor.

Certain Contingent Payments

We may redeem the notes at any time at a premium plus accrued and unpaid interest, and, in certain circumstances, we may be obligated to pay additional interest on the notes as a result of adjustments to the credit ratings assigned to the notes. See “Description of the Notes—Optional Redemption” and “Description of Notes—Interest Rates Adjustment.” In addition, we must offer to repurchase the notes if a change of control repurchase event occurs. See “Description of the Notes—Change of Control Repurchase Event.” These contingencies could subject the notes to the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under applicable U.S. Treasury regulations, potential payments arising out of these contingencies should not cause the notes to be treated as contingent payment debt instruments if, as of the dates the notes are issued, there is only a remote likelihood any such payments will occur, such payments are incidental or certain other exceptions apply. We believe and intend to take the position that the foregoing contingencies should not result in the notes being treated as contingent payment debt instruments. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS were to successfully challenge this position, the amount, timing and character of payments under the notes may differ, which could increase the present value of a U.S. Holder’s United States federal income tax liability with respect to the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders

Payments of Interest. Interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder’s method of accounting for United States federal income tax purposes.

Disposition of Notes. Upon the sale, exchange or other disposition (including a retirement or redemption) of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount equal to any accrued and unpaid interest, which will be taxable as ordinary interest income for United States federal income tax purposes to the extent not previously included in income) and the tax basis of the note. A U.S. Holder’s tax basis in a note will, in general, be its cost for that note. Such gain or loss will be capital gain or loss. Capital gains of non-corporate holders derived in respect of capital assets held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Payments of Interest. Subject to the discussion of backup withholding and “Foreign Account Tax Compliance” below, payments of interest on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that:

1.	the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

2.	the Non-U.S. Holder is not a controlled foreign corporation that is related to us (actually or constructively);

3.	the income from the notes held by the Non-U.S. Holder is not effectively connected with the conduct of a trade or business within the United States;

4.	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

5.	either (A) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address and the certificate is renewed periodically as required by the Treasury Regulations, or (B) the notes are held through certain intermediaries and the beneficial owner of the notes satisfies certification requirements of applicable Treasury Regulations, and in either case, neither we nor our agent has actual knowledge or reason to know that the beneficial owner of the note is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above (the “Portfolio Interest Exemption”), payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

1.	IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) claiming an exemption from withholding or reduced rate of tax under an applicable tax treaty (a “Treaty Exemption”); or

2.	IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, each form to be renewed periodically as required by the Treasury Regulations.

If interest on the note is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, unless an applicable income tax treaty provides otherwise, such interest will be exempt from the withholding tax described above (provided that the certification requirements discussed above are satisfied), but generally will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. person. In addition, if such Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note will be included in such corporation’s earnings and profits.

Disposition of Notes. Subject to the discussion of backup withholding and “Foreign Account Tax Compliance” below, no withholding of United States federal income tax will be required with respect to any gain recognized by a Non-U.S. Holder upon the sale, exchange or other disposition (including a retirement or redemption) of a note.

In general, a Non-U.S. Holder will not be subject to United States federal income tax on gain recognized on the sale, exchange or other disposition (including a retirement or redemption) of a note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to United States federal income tax on any gain recognized, which may be offset by certain United States source losses, at a flat rate of 30% (except as otherwise provided by an applicable income tax treaty), or (b) such gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be taxed in the same manner as discussed above with respect to effectively connected interest.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to certain payments of interest paid on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. Holder (unless, in each case, the holder is an exempt recipient such as a corporation). A backup withholding tax (currently at a rate of 28%) may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number and to certify that it is not subject to backup withholding or otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Non-U.S. Holders. When required, we or our paying agent will report to the IRS and to each Non-U.S. Holder the amount of any interest paid on the notes in each calendar year, and the amount of United States federal income tax withheld, if any, with respect to these payments. Backup withholding will not be required with respect to interest payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has (i) furnished documentation establishing eligibility for the Portfolio Interest Exemption or a Treaty Exemption or (ii) otherwise established an exemption provided that neither we nor our agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the notes are held through a custodian, nominee, broker, non-U.S. partnership or non-U.S. intermediary.

U.S. information reporting and backup withholding will not apply to the proceeds of the sale or other disposition (including a retirement or redemption) of a note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above under “Non-U.S. Holders—Payments of Interest” and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code (referred to as “FATCA”) and Treasury Regulations thereunder, when applicable, will impose a U.S. federal withholding tax of 30% on any U.S.-source interest paid on debt obligations, such as the notes, and on the proceeds from the disposition of such debt obligations (if such disposition occurs on or after January 1, 2019) if paid to a ‘‘foreign financial institution’’ or a ‘‘non-financial foreign entity’’ (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless:

1.	in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners);

2.	the non-financial foreign entity either certifies it does not have any ‘‘substantial U.S. owners’’ (as defined in the Code) or furnishes certain identifying information regarding each substantial U.S. owner; or

3.	the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form)).

Non-U.S. governments have entered into intergovernmental agreements with the United States (and additional non-U.S. governments are expected to enter into such agreements) to implement FATCA in a manner that alters the rules described herein. Prospective purchasers of the notes are urged to consult their own tax advisors regarding the implications of FATCA on their investment in the notes.

BOOK-ENTRY, DELIVERY AND FORM

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be avail-able in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

UNDERWRITING

Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of Notes	Principal Amount of Notes
BNP Paribas Securities Corp.	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if any of them are purchased.

The underwriters propose to offer the notes of each series to the public at the applicable public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to                     % of the principal amount of the                      Notes and up to                     % of the principal amount of the                      Notes. The underwriters may allow, and dealers may re-allow, a concession not to exceed                      % of the principal amount of the                      Notes and                     % of the principal amount of the                      Notes to other dealers. After the initial offerings, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per Note		%
Per Note		%

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each series of notes is a new issue of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in each series of the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

We estimate that our total expenses of this offering will be approximately $                    .

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, various financial advisory, investment banking and commercial banking services and dealings in the ordinary course of business from time to time for us and our affiliates. Certain of the underwriters or their affiliates are lenders and/or agents under our Credit Facility. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of the notes in excess of the amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. The underwriters must close out any short position by purchasing the notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

One or more of the underwriters hold less than 5% of the Capital Stock of the Company and are lenders under the Company’s Credit Facility and accordingly, may receive a portion of the net proceeds from this offering if and to the extent any proceeds are used to repay borrowings under such facility. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided, that no such offer of Notes shall require the issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus

Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering circular (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

CERTAIN ERISA CONSIDERATIONS

Each purchaser of the notes that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a note, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

a)	Is an entity specified in Section 29 CFR 2510.3-21(c)(1)(i)(A)-(E);

b)	Is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of Xerox, each underwriter and their respective affiliates (the “Transaction Parties”);

c)	Is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties contemplated hereby;

d)	Has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

e)	Is a “fiduciary” under Section 3(21) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

f)	Understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we subsequently file will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until our offering is completed:

1. Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017;

2. Quarterly Reports on Form 10-Q for quarters ended March 31, 2017, filed with the SEC on May 3, 2017, and June 30, 2017, filed with the SEC on August 7, 2017; and

3. Current Reports on Form 8-K filed January 3, 2017, January 6, 2017, January 27, 2017, March 2, 2017, March 14, 2017, March 17, 2017, March 28, 2017, May 24, 2017, and June 14, 2017 (Item 8.01 information only).

You may request a copy of any filing referred to above (including any exhibits that are specifically incorporated by reference), at no cost, by contacting Xerox at the following address or telephone number:

Xerox Corporation

201 Merritt 7

Norwalk, CT 06851-1056

(203) 968-3000

LEGAL MATTERS

The validity of the notes to be offered by Xerox will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Cahill Gordon & Reindel LLP, New York, New York, will pass upon certain matters for the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

XEROX CORPORATION

Debt Securities

Convertible Debt Securities

Preferred Stock

Convertible Preferred Stock

Common Stock

Warrants to Purchase Debt Securities, Preferred Stock, Common Stock

Depositary Shares

Securities Purchase Contracts

Securities Purchase Units

WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol “XRX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should carefully consider the risk factors included in any accompanying prospectus supplement and in the reports we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider. See “Risk Factors” on page 1 of this prospectus and the information included and incorporated by reference in this prospectus.

The date of this prospectus is August 8, 2017

i

XEROX CORPORATION

Xerox Corporation (“Xerox” or the “Company”) is the world’s leading enterprise for document technology and document processing. We provide services, technology and expertise to enable our customers—from small businesses to large global enterprises—to focus on their core business and operate more effectively.

Xerox is a New York corporation and our principal executive offices are located at 201 Merritt 7, Norwalk, Connecticut 06851-1056. Our telephone number is (203) 968-3000.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends of Xerox for the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	2.31	2.18	2.65	2.72	2.46	2.45
Ratio of earnings to fixed charges and preferred stock dividends(1)	2.14	2.02	2.48	2.57	2.32	2.31

(1)	Refer to Exhibit 12 to our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 for the computation of these ratios.

THE SECURITIES WE MAY OFFER

This prospectus is part of a shelf registration statement. Under the shelf registration statement, we may offer from time to time any of the following securities, either separately or in units:

•	debt securities;

•	convertible debt securities;

•	preferred stock;

•	convertible preferred stock;

•	common stock;

•	warrants to purchase debt securities, preferred stock or common stock;

•	depositary shares;

•	securities purchase contracts; and

•	securities purchase units.

USE OF PROCEEDS

Unless we state differently in a prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for general corporate purposes.

RISK FACTORS

An investment in our securities involves risks. Our business and operations are influenced by many factors and are subject to various risks and uncertainties to which we are or may become subject—many of which are out of our control and difficult to forecast. These risks and uncertainties have the potential to affect our business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplement. You should carefully consider the risks that could affect us and our business described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and any amendments thereto, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement before making an investment decision. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

DESCRIPTION OF THE DEBT SECURITIES

AND CONVERTIBLE DEBT SECURITIES

We may offer unsecured general obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”). The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” We also may offer convertible debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our Senior Indebtedness (as described below). The senior and subordinated debt securities will be structurally subordinated to creditors (including trade creditors) and our preferred stockholders and those of our subsidiaries.

The senior debt securities may be issued under the Indenture dated June 25, 2003 between us and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Bank Minnesota, National Association), as from time to time supplemented; may be issued under the Indenture dated December 4, 2009 between us and The Bank of New York Mellon, as from time to time supplemented; or, may be issued under a senior indenture to be entered into between us and the trustee named in the prospectus supplement. The subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the prospectus supplement. We have summarized certain general features of the debt securities from the indenture. A Form of each senior indenture and a Form of subordinated indenture are attached as exhibits to the registration statement of which this prospectus forms a part. The following summary is of certain provisions of the Forms of senior indenture and subordinated indenture, and this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior indenture and the provisions of the Trust Indenture Act of 1939 (the “TIA”), as amended.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indentures is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	indenture under which the debt securities are issued;

•	applicable subordination provisions, if any;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	conversion or exchange features;

•	any covenants applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•

additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully-registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities which are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

We expect the following provisions to apply to all debt securities.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of Xerox, the trustee for the debt securities, any paying agent or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Definitive debt securities of any series so issued will be issued in denominations, unless otherwise specified by us, of $2,000 and any integral multiple of $1,000 in excess thereof.

Events of Default, Notice and Waiver

The following events are defined in the indenture as “Events of Default” with respect to a series of debt securities:

(1) the failure to pay interest on debt securities of such series when the same becomes due and payable and the default continues for a continuous period of 30 days;

(2) the failure to pay the principal on debt securities of such series, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

(3) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 90 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); or

(4) certain events of bankruptcy affecting Xerox or any of its significant subsidiaries.

If an Event of Default (other than an Event of Default specified in clause (4) above with respect to Xerox) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of the affected series under the indenture may declare the principal of and accrued interest on all the debt securities of such series under the indenture to be due and payable by notice in writing to Xerox and the trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (4) above with respect to Xerox occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture will provide that, at any time after a declaration of acceleration with respect to a series of debt securities as described in the preceding paragraph, the holders of a majority in principal amount of debt securities of such series under the indenture may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if Xerox has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the debt securities of the affected series under the indenture may waive any existing Default or Event of Default under such series, and its consequences, except a default in the payment of the principal of or interest on any debt securities of such series.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding debt securities of any affected series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, Xerox is required to provide an officers’ certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

Xerox may, at its option and at any time, elect to have its obligations discharged with respect to any series of the outstanding debt securities (“Legal Defeasance”). Such Legal Defeasance means that Xerox shall be deemed to have paid and discharged the entire indebtedness represented by such series of outstanding debt securities, except for:

(1) the rights of holders of such series to receive payments in respect of the principal of, premium, if any, and interest on such series of debt securities when such payments are due from the trust fund referred to below;

(2) Xerox’s obligations with respect to such series of debt securities concerning issuing temporary debt securities, issuing debt securities to replace mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the trustee and Xerox’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Xerox may, at its option and at any time, elect to have its obligations released with respect to certain covenants (other than, among others, the covenant to make payments in respect of the principal, premium, if any, and interest on the debt securities) that are described in the indenture (“Covenant Defeasance”), and, thereafter, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the applicable series of the debt securities. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the debt securities. We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) We must irrevocably deposit with the trustee, in trust for the benefit of the holders of the applicable series of debt securities, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the applicable debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a) Xerox has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the applicable holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Xerox shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the applicable holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Xerox or any of its Subsidiaries is a party or by which Xerox or any of its Subsidiaries is bound;

(6) Xerox shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by Xerox with the intent of preferring the holders over any other creditors of Xerox or with the intent of defeating, hindering, delaying or defrauding any other creditors of Xerox or others;

(7) Xerox shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all debt securities not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Xerox.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of transfer or exchange of the applicable debt securities, as expressly provided for in the indenture) as to all outstanding debt securities of any series under the indenture when:

(1) either:

(a) all the debt securities of such series theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by Xerox and thereafter repaid to Xerox or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable within one year or as a result of a mailing of a notice of redemption; and

Xerox has irrevocably deposited or caused to be deposited with the trustee cash or non-callable U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on such debt securities to the date of deposit together with irrevocable instructions from Xerox directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) Xerox has paid all other sums payable under the indenture in respect of such debt securities by Xerox; and

(3) Xerox has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture in respect of such debt securities have been complied with.

Modification of the Indenture

From time to time, Xerox and the trustee, without the consent of the holders of debt securities of any series, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, complying with the covenant described under “—Provisions Applicable Only to Senior Debt Securities—Covenants—Merger, Consolidation and Sale of Assets,” complying with any requirement of the Securities and Exchange Commission (“SEC”) in connection with qualifying, or maintaining the qualification of, the indenture under the TIA and making any change that does not adversely affect the rights of any holder of such debt securities in any material respect. Other modifications and amendments of the indenture as it applies to a series of debt securities may be made with the consent of the holders of a majority in principal amount of the then outstanding debt securities of such series, except that, without the consent of each holder affected thereby, no amendment may:

(1) reduce the amount of debt securities whose holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any debt securities;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any debt securities, or change the date on which any debt securities may be subject to redemption or reduce the redemption price therefor;

(4) make any debt securities payable in money other than that stated in the debt securities;

(5) make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such debt securities on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of debt securities to waive Defaults or Events of Default;

(6) modify or change any provision of the indenture or the related definitions affecting the ranking of the debt securities in a manner which adversely affects the holders.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law (other than Section 5-1401 of the General Obligations Law of the State of New York, and any successor statute or statutes).

Convertibility

Debt securities may be convertible into or exchangeable for our common stock or preferred stock. The prospectus supplement will describe the terms of any conversion rights.

Provisions Applicable Only To Senior Debt Securities

Ranking

The senior debt securities will be unsecured obligations and will rank pari passu with all other unsecured and unsubordinated debt of the issuer.

Covenants

Set forth below are summaries of certain covenants contained in the senior indenture.

Limitation on Liens. Xerox will not create or suffer to exist, or permit any of its Specified Subsidiaries to create or suffer to exist, any Lien, or any other type of preferential arrangement, upon or with respect to any of its properties (other than “margin stock” as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of its Specified Subsidiaries to assign, any right to receive income, in each case to secure any Indebtedness (other than Indebtedness described in clauses (5) and (8) of the definition of “Indebtedness” herein) without making effective provision whereby all of the debt securities (together with, if Xerox shall so determine, any other Indebtedness of Xerox or such Specified Subsidiary then existing or thereafter created which is not subordinate to the debt securities) shall be equally and ratably secured with the Indebtedness secured by such security (provided that any Lien created for the benefit of the holders of the debt securities pursuant to this sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in such provision becoming applicable, unless a Default or Event of Default shall then be continuing); provided, however, that Xerox or its Specified Subsidiaries may create or suffer to exist any Lien or preferential arrangement of any kind in, of or upon any of the properties or assets of Xerox or its Specified Subsidiaries to secure Indebtedness if upon creation of such Lien or arrangement and after giving effect thereto, the aggregate principal amount of Indebtedness secured by Liens would not exceed the greater of (i) $2.0 billion and (ii) 20% of the Consolidated Net Worth of Xerox; and provided, further, that the foregoing restrictions or limitations shall not apply to any of the following:

(1) deposits, liens or pledges arising in the ordinary course of business to enable Xerox or any of its Specified Subsidiaries to exercise any privilege or license or to secure payments of workers’ compensation or unemployment insurance, or to secure the performance of bids, tenders, leases, contracts (other than for the payment of borrowed money) or statutory landlords’ liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business;

(2) Liens imposed by law or other similar Liens, if arising in the ordinary course of business, such as mechanic’s, materialman’s, workman’s, repairman’s or carrier’s liens, or deposits or pledges in the ordinary course of business to obtain the release of such Liens;

(3) Liens arising out of judgments or awards against Xerox or any of its Specified Subsidiaries in an aggregate amount not to exceed at any time outstanding under this clause (3) the greater of (a) 15% of the Consolidated Net Worth of Xerox or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which Xerox or such Specified Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or Liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

(4) Liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of the business of Xerox or any Specified Subsidiary owning such property;

(5) Liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder;

(6) Liens existing on December 1, 1991;

(7) purchase money liens or security interests in property acquired or held by Xerox or any Specified Subsidiary in the ordinary course of business to secure the purchase price thereof or Indebtedness incurred to finance the acquisition thereof;

(8) Liens existing on property at the time of its acquisition;

(9) [Reserved];

(10) the replacement, extension or renewal of any of the foregoing; and

(11) Liens on any assets of any Specified Subsidiary of up to $500.0 million incurred since December 1, 1991 in connection with the sale or assignment of assets of such Specified Subsidiary for cash where the proceeds are applied to repayment of Indebtedness of such Specified Subsidiary and/or invested by such Specified Subsidiary in assets which would be reflected as receivables on the balance sheet of such Specified Subsidiary.

In addition, if any Capital Markets Debt of Xerox or any Restricted Subsidiary becomes secured by a Lien pursuant to any provision similar to the covenant in the immediately preceding paragraph, then, for so long as such Capital Markets Debt of Xerox is secured by such Lien (and provided that any Lien created for the benefit of the holders of the debt securities pursuant to this sentence shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in the imposition of the Lien hereunder):

(1) in the case of a Lien securing Subordinated Indebtedness, the debt securities shall be secured by a Lien on the same property as such Lien that is senior in priority to such Lien; and

(2) in all other cases, the debt securities shall be equally and ratably secured by a Lien on the same property as such Lien.

Merger, Consolidation and Sale of Assets. Xerox will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Xerox to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all Xerox’s assets (determined on a consolidated basis for Xerox and Xerox’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) Xerox shall be the surviving or continuing corporation; or

(b) the Person (if other than Xerox) formed by such consolidation or into which Xerox is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Xerox and of Xerox’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the debt securities and the performance of every covenant of the debt securities and the indenture on the part of Xerox to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, no Default or Event of Default shall have occurred or be continuing; and

(3) Xerox or the Surviving Entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties or assets of one or more Restricted Subsidiaries of Xerox, the Capital Stock of which constitutes all or substantially all the properties and assets of Xerox, shall be deemed to be the transfer of all or substantially all the properties and assets of Xerox.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all the assets of Xerox in accordance with the foregoing, in which Xerox is not the continuing corporation, the successor Person formed by such consolidation or into which Xerox is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Xerox under the indenture and the debt securities with the same effect as if such surviving entity had been named as such.

Notwithstanding the foregoing, Xerox need not comply with clause (2) of the first paragraph of this covenant in connection with (x) a sale assignment, transfer, conveyance or other disposition of assets between or among Xerox and any of its Wholly Owned Restricted Subsidiaries or (y) any merger of Xerox with or into any Wholly Owned Restricted Subsidiary or (z) a merger by Xerox with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Xerox in another jurisdiction.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Capital Markets Debt” means any Indebtedness that is a security (other than syndicated commercial loans) that is eligible for resale in the United States pursuant to Rule 144A under the Securities Act or outside the United States pursuant to Regulation S of the Securities Act or a security (other than syndicated commercial loans) that is sold or subject to resale pursuant to a registration statement under the Securities Act.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on January 17, 2002 or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Worth” means, at any time, as to a given entity (a) the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as (i) the par or stated value of all outstanding Capital Stock (including preferred stock), (ii) capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative transaction adjustments, (iii) any unappropriated surplus reserves, (iv) any net unrealized appreciation of equity investment and (v) minorities’ interests in equity of subsidiaries, less (b) treasury stock plus (c) in the case of Xerox, $600.0 million.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute an asset sale or change of control), matures or is mandatorily redeemable (other than such Capital Stock that will be redeemed with Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of an asset sale or change of control) on or prior to the final maturity date of the applicable debt securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness under any title retention agreement (but excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days);

(5) all indebtedness for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit supporting obligations not for money borrowed entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following payment on the letter of credit);

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all indebtedness of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the indebtedness so secured;

(8) all indebtedness under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person or any Preferred Stock of such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Specified Subsidiary” means any Subsidiary of Xerox from time to time having a Consolidated Net Worth of at least $100.0 million; provided, however, that each of Xerox Holdings, Inc. and any other Subsidiary principally engaged in any business or businesses other than development, manufacture and/or marketing of (x) business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment), (y) merchandise or (z) services (other than financial services) shall be excluded as a “Specified Subsidiary” of Xerox.

“Subordinated Indebtedness” means Indebtedness of Xerox that is subordinated or junior in right of payment to the debt securities.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Unrestricted Subsidiary” of any Person means:

(1) the Subsidiary to be so designated has total assets of $1,000 or less or any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Xerox or any other Subsidiary of Xerox that is not a Subsidiary of the Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Xerox or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

Provisions Applicable Only To Subordinated Debt Securities

The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future “Senior Indebtedness.” Senior Indebtedness means, without duplication, the principal, premium (if any) and unpaid interest on all present and future:

•	indebtedness of Xerox for borrowed money,

•	obligations of Xerox evidenced by bonds, debentures, notes or similar instruments,

•	all obligations of Xerox under:

(a)	interest rate swaps, caps, collars, options and similar arrangements,

(b)	any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge, and

(c)	credit swaps, caps, floors, collars and similar arrangements,

•

indebtedness incurred, assumed or guaranteed by Xerox in connection with the acquisition by it or a subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles),

•	obligations of Xerox as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles,

•

reimbursement obligations of Xerox in respect of letters of credit relating to indebtedness or other obligations of Xerox that qualify as indebtedness or obligations of the kind referred to in the first five bullet points above, and

•

obligations of Xerox under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in the first six bullet points above.

Subordinated debt securities will not be subordinated to any indebtedness or obligation if the instrument creating or evidencing the indebtedness or obligation or pursuant to which it is outstanding provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

Other provisions applicable to subordinated debt securities will be described in a prospectus supplement.

DESCRIPTION OF THE PREFERRED STOCK AND

CONVERTIBLE PREFERRED STOCK

Xerox Preferred Stock

The following is a description of certain general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in a prospectus supplement. The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our Restated Certificate of

Incorporation, as amended, and the certificate of amendment relating to each series of the preferred stock (the “Certificate of Amendment”), which will be filed with the SEC at or prior to the time of issuance of such series of the preferred stock. We may also offer convertible preferred stock.

As of the date of this prospectus, we are authorized to issue approximately 22,000,000 shares of cumulative preferred stock, par value $1.00 per share and the only issued and outstanding series of preferred stock is our Series B convertible perpetual preferred stock.

Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

•	issue one or more additional series of preferred stock;

•	determine the distinctive serial designation for any such series; and

•	determine the number of shares in any such series.

The Board of Directors is authorized to determine, for each series of preferred stock, and the applicable prospectus supplement will set forth with respect to such series, the following information:

•	the dividend rate (or method for determining the rate);

•	any liquidation preference per share of that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any voting rights of that series of preferred stock in addition to those specified in our Restated Certificate of Incorporation, as amended; and

•	the terms of any other preferences or rights applicable to that series of preferred stock.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Except as set forth below, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock (including cumulative dividends still owing, if any) have been or contemporaneously are declared and a sum sufficient to pay such dividends has been set apart or has been paid. When those dividends are not paid in full, the shares of all series of preferred stock will share ratably in the payment of dividends, in accordance with the sums that would be payable on those shares if all dividends were declared and paid in full. In addition, generally, unless all dividends on the preferred stock have been declared and a sum sufficient to pay such dividends has been set apart or has been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock.

Convertibility

Shares of preferred stock may be convertible or exchangeable into another series of our preferred stock, our common stock or other securities. The Certificate of Amendment and the prospectus supplement relating to each series of convertible preferred stock, if any, will describe those conversion rights.

Redemption And Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of common stock. If the amounts payable with respect to preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

Voting

Except as indicated below or in the prospectus supplement, the holders of preferred stock will not be entitled to vote. If the equivalent of six quarterly dividends payable on any series of preferred stock is in default, whether or not consecutive, the number of directors constituting our Board of Directors will be increased by two, and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of such a default, any holder of preferred stock may request that we call a special meeting of the holders of preferred stock for the purpose of electing the additional directors, and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of preferred stock can call a meeting. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of such series will no longer have the right to vote on directors, the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

The vote of the holders of two-thirds of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Restated Certificate of Incorporation or any Certificate of Amendment or our By-Laws which would adversely affect the rights, preferences, privileges or voting power of the preferred stock or any holder thereof.

Miscellaneous

The holders of preferred stock will have no preemptive rights. All our issued and outstanding preferred stock is fully paid and non-assessable. The shares of preferred stock offered, when issued, will also be fully paid and nonassessable. Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. We may not repurchase or redeem less than all the preferred stock, pursuant to a sinking fund or otherwise, while there are any dividends in arrears on the preferred stock. Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indenture and other transactions we may enter into.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our Restated Certificate of Incorporation or Certificate of Amendment or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be described in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our Restated Certificate of Incorporation, as amended, which has been filed with the SEC and is incorporated by reference into this prospectus.

As of the date of this prospectus, we are authorized to issue up to 437,500,000 shares of common stock, $1.00 par value per share (the “common stock”). As of June 30, 2017, 254,169,785 shares of common stock were outstanding. Also, as of such date, there were 43,419,023 shares of common stock authorized but reserved for issuance and 139,911,192 shares of common stock authorized and available for issue or reserve.

General

Dividend Rights and Restrictions

Holders of our common stock are entitled to dividends as and when declared by the Board of Directors out of the net assets legally available therefor. All shares of common stock are entitled to participate equally in such dividends. There are no restrictions on the payment of dividends or purchase or redemption of our common stock under our Restated Certificate of Incorporation, as amended, or By-Laws, provided that all dividends for past periods and the dividends for the current quarter on any outstanding preferred stock and retirement, purchase or sinking fund requirements thereon, if any, have been paid or provided for.

Voting Rights

Each share of common stock is entitled to one vote per share, subject to the right of the holders of any outstanding preferred stock, if six quarterly dividends (whether or not consecutive) thereon are in default, to elect, voting as a class, two members of the Board of Directors, which right continues until the default is cured. In addition, the separate vote or consent of the holders of outstanding preferred stock may be required to authorize certain corporate action.

Liquidation Rights

Holders of our common stock are entitled to receive our net assets, on a pro-rata basis, upon the dissolution, liquidation or winding up of the Company, after the payment in full of all preferential amounts to which the holders of any then-outstanding shares of preferred stock shall be entitled.

Preemptive Rights

Holders of our common stock do not possess preemptive rights or subscription rights as to any additional issues of any class of the capital stock or any of our other securities.

Liability To Further Calls Or Assessments

All our issued and outstanding common stock is fully paid and non-assessable. The shares of common stock offered, when issued, will be also fully paid and non-assessable.

Transfer Agent

Our common stock is listed and traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “XRX”. The transfer agent for the common stock is Computershare Trust Company, N.A., c/o Xerox Corporation, P.O. Box 505000, Louisville, KY 40233, (800) 828-6396, or reachable, via email at website www.computershare.com.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

Xerox may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

(a) the title of the debt warrants;

(b) the initial offering price;

(c) the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

(d) the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e) the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

(f) the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(g) the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

(h) if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

(i) the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

(j) if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

(k) whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

(l) anti-dilution provisions of the debt warrants, if any;

(m) redemption or call provisions, if any, applicable to the debt warrants; and

(n) any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, will be filed with the SEC in connection with the offering of the equity warrants.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

(a) the title of the equity warrants;

(b) the initial offering price;

(c) the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

(d) the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e) the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

(f) the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

(g) if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

(h) the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

(i) if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

(j) anti-dilution provisions of the equity warrants, if any;

(k) redemption or call provisions, if any, applicable to the equity warrants; and

(l) any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS

AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specified formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) our debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and, in certain circumstances, we may deliver newly-issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as a part of units consisting of a debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) our debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner, and, in certain circumstances, we may deliver newly-issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the applicable prospectus supplement.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

The Senior Note Indentures contain covenants that restrict our ability to pay dividends on preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the Senior Note Indentures.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts. Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot, on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continue to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination of holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our Restated Certificate of Incorporation, as amended, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Xerox, any underwriting discounts and other items constituting underwriters’ compensation, and public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our respective agents and underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

We may enter into derivative or other hedging transactions with financial institutions. These institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities, other than our common stock issued hereunder, may be new issues of securities with no established trading market. Any underwriters, or agents to or through whom such securities are sold for public offering and sale, may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates and in the ordinary course of our business.

The broker dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act. Any commission they receive, and any profit upon the resale of the securities, might be deemed to be underwriting discounts and commissions under the Securities Act.

During such time as we may be engaged in a distribution of the securities covered by this prospectus, we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Xerox Corporation (the “Company”) has filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over approximately the next three years, sell any combination of the securities described in this prospectus in one or more offerings. References to “we,” “our” or “us” refer to Xerox Corporation and consolidated subsidiaries unless the context specifically requires otherwise.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of the documents.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents By Reference.”

MARKET SHARE, RANKING AND OTHER DATA

The market share, ranking and other data contained or incorporated by reference in this prospectus are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 001-04471. You can read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until our offering is completed:

1. Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017;

2. Quarterly Reports on Form 10-Q for quarters ended March 31, 2017, filed with the SEC on May 3, 2017, and June 30, 2017, filed with the SEC on August 7, 2017;

3. Current Reports on Form 8-K filed January 3, 2017, January 6, 2017, January 27, 2017, March 2, 2017, March 14, 2017, March 17, 2017, March 28, 2017, May 24, 2017, and June 14, 2017 (Item 8.01 information only);

4. Description of Xerox’s common stock, contained in Amendment No. 5 to Form 8-A filed with the SEC on February 8, 2000; and

5. Selected Financial Data contained in Exhibit 99, filed herewith.

You may request a copy of any filing referred to above (including any exhibits that are specifically incorporated by reference), at no cost, by contacting Xerox at the following address or telephone number:

Xerox Corporation

201 Merritt 7

Norwalk, CT 06851-1056

(203)  968-3000

VALIDITY OF THE SECURITIES

The validity of the securities will be passed upon for Xerox by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.